Xerium Reports Q2 2018 Results

Youngsville, NC - (BUSINESS WIRE) – July 26, 2018 - Xerium Technologies, Inc. (NYSE:XRM):

Second Quarter Highlights

•
On June 24, 2018, as a result of the previously announced strategic alternatives review process, Xerium entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Andritz AG (“Andritz”) will acquire Xerium for $13.50 per share through the merger of an indirect wholly owned subsidiary of Andritz with and into Xerium (the “Merger”).

•	Q2 2018 net sales were $125.3 million compared to $120.3 million in 2017, an increase of 4.1% (see Table 1).

•	Q2 2018 income from operations was $14.7 million, compared to $15.3 million in 2017, a decrease of 3.7%.

•
Q2 2018 net loss was $(4.3) million compared to Q2 2017 net loss of $(3.4) million. Q2 2018 adjusted EBITDA was $27.5 million, compared to $27.2 million in Q2 2017 (see Table 2 and Table 3 and “Non-GAAP Financial Measures” below).

•
Q2 2018 GAAP net cash provided by operating activities was $20.8 million, net capital expenditures were $(2.0) million and free cash flow was $18.8 million (see Table 4 and “Non-GAAP Financial Measures” below).

Xerium Technologies, Inc. (NYSE:XRM), a leading global provider of industrial consumable products and services, today reported second quarter 2018 results.

Mark Staton, President and Chief Executive Officer said, “As previously announced, we have entered into the Merger Agreement with Andritz pursuant to which Andritz will acquire Xerium.  Though we do not anticipate any complications, the completion of the Merger is subject to approval by our stockholders, regulatory approvals, and other customary closing conditions.  We expect to close the Merger later in the second half of 2018.

From an operational standpoint, we have experienced strong volumes particularly in our European and Asia Pacific operations with lower sales, due largely to timing, in our North American operations. The quarter included some benefit from foreign currency on the top line and expected margin pressure compared to the prior year due to differences in the timing of machine clothing production and overhead absorption recognition as well as some one-time costs in our rolls business.”

Quarterly Consolidated Results
Q2 net sales were $125.3 million, an increase of 4.1% year-over-year. The increase was largely the result of currency effects. Q2 2018 Roll Covers sales increased 2.5%, to $49.1 million driven by favorable foreign currency impacts and improved volume in Europe and Latin America partially offset by lower volumes in North America. Q2 2018 Machine Clothing sales increased 5.2% to $76.2 million, which largely benefitted from favorable foreign currency impacts and improved volume in Asia and Europe. This improvement was partially offset by lower sales in North America, as Q2 2017 benefitted from the catch-up of sales related to 2016 Machine Clothing production shortfalls. Table 1 summarizes Q2 net sales and the effect of currency translation rates. Backlog of $179 million as of June 30, 2018 is $7 million higher than backlog as of June 30, 2017 and $2 million lower compared to backlog as of March 31, 2018. Adjusted for changes in foreign currencies, backlog as of June 30, 2018 was $5 million higher than backlog as of June 30, 2017 and $4 million higher than backlog as of March 31, 2018.

Q2 2018 consolidated gross profit was $49.0 million, or 39.1% of net sales, compared to $49.0 million, or 40.7% of net sales, in Q2 2017. Roll Covers gross margin declined to 34.6% in Q2 2018 from 36.2% in Q2 2017. Machine Clothing gross margin declined to 42.0% compared to 43.8% in Q2 2017, reflecting favorable fixed cost absorption in the prior year due to changes in the timing of production and overhead absorption recognition which did not recur in 2018.

SG&A expenses (including Selling, G&A and R&D expenses) were $34.1 million, or 27.2% of net sales, in Q2 2018, versus $32.9 million, or 27.3% of net sales, in Q2 2017. The decrease in SG&A as a percentage of net sales was primarily attributable to higher sales in Q2 2018, the impact of CEO transition costs in Q2 2017 and savings achieved through the Company’s cost-out initiatives related to previously reported 2017 actions, net of inflation, partially offset by the Q2 2018 strategic alternative review expenses.

GAAP income from operations in the second quarter of 2018 was $14.7 million, or 11.7% of sales, a decrease of 3.7% compared to Q2 2017 income from operations of $15.3 million, or 12.7% of sales. Q2 2018 basic loss per share was $(0.26) versus Q2 2017 basic loss per share of $(0.21) as a result of Q2 2018 strategic alternative expenses, lower gross margin percentages and higher foreign currency exchange losses, partially offset by higher sales, Q2 2017 CEO transition costs, lower restructuring costs and lower tax expense.

Q2 2018 adjusted EBITDA increased to $27.5 million, or 21.9% of net sales, compared to $27.2 million, or 22.6% of net sales in 2017. In addition to interest, taxes, depreciation and amortization, adjusted EBITDA excludes expenses related to the Company’s strategic alternatives process, restructuring activities, plant start-up costs, stock-based compensation, unrealized foreign currency gains and losses and other items the Company does not believe to be indicative of on-going business trends. For a full reconciliation, refer to Table 3.

Cash taxes were $2.3 million in Q2 2018. Cash taxes are primarily impacted by income the Company earns in tax paying jurisdictions relative to income it earns in non-tax paying jurisdictions, primarily the United States.

GAAP net cash provided by operating activities was $20.8 million during Q2 2018. Q2 net capital expenditures were $(2.0) million, and free cash flow was $18.8 million. Total debt at the end of Q2 2018 was $504.3 million compared to $508.9 million at the end of Q4 2017. Net debt at the end of Q2 2018 was $500.7 million, compared to $504.7 million at the end of Q4 2017. The Company's net debt leverage ratio is flat to the end of Q4 2017 at 5.0x Adjusted EBITDA as of June 30, 2018 (see Table 5 for reconciliation).

CONFERENCE CALL

The Company plans to hold a conference call on the following morning:

Date: Friday, July 27, 2018
Start Time: 9:00 a.m. Eastern Time
Domestic Dial-In: +1-844-818-4921
International Dial-In: +1-484-880-4582
Conference ID: 2784824
Webcast: www.xerium.com/investor-relations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call may be found in the investor relations section of the Company's website at www.xerium.com. To follow along with the presentation that will accompany the Company's conference call, please join the webcast by going to www.xerium.com/investor-relations. Click on the webcast link appearing above our conference call details, then click on the link appearing below "Webcast Presentation" on the following page. You may also click here and you will be taken directly to the webcast registration page.
ABOUT XERIUM TECHNOLOGIES, INC.
Xerium Technologies, Inc. (NYSE:XRM) is a leading global provider of industrial consumable products and services. Its products and services are consumed during machine operation by its customers. Xerium operates around the world under a variety of brand names, and utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 28 manufacturing facilities in 13 countries around the world, Xerium has approximately 2,850 employees.

Xerium Technologies, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$14,782	$17,253
Accounts receivable, net	81,629	76,633
Inventories, net	72,630	74,725
Prepaid expenses	13,124	11,335
Other current assets	14,482	15,316
Total current assets	196,647	195,262
Property and equipment, net	261,989	282,378
Goodwill	64,159	64,783
Intangible assets	5,352	5,965
Non-current deferred tax asset	9,987	10,103
Other assets	9,054	9,358
Total assets	$547,188	$567,849

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable	$8,112	$8,398
Accounts payable	41,338	39,856
Accrued expenses	65,914	64,155
Current maturities of long-term debt	9,238	10,614
Total current liabilities	124,602	123,023
Long-term debt, net of current maturities	473,168	473,904
Liabilities under capital leases	13,757	15,952
Non-current deferred tax liability	12,113	12,897
Pension, other post-retirement and post-employment obligations	65,166	69,205
Other long-term liabilities	9,399	9,334
Stockholders' deficit
Preferred stock	-	-
Common stock	16	16
Paid-in capital	433,048	432,489
Accumulated deficit	(460,158)	(457,712)
Accumulated other comprehensive loss	(123,923)	(111,259)
Total stockholders' deficit	(151,017)	(136,466)
Total liabilities and stockholders' deficit	$547,188	$567,849

Xerium Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,
	2018	2017
Net sales	$125,284	$120,339
Costs and expenses:
Cost of products sold	76,310	71,344
Selling	15,249	15,936
General and administrative	17,216	15,263
Research and development	1,613	1,666
Restructuring	206	874
	110,594	105,083
Income from operations	14,690	15,256
Interest expense, net	(13,130)	(13,281)
Other components of net periodic benefit cost	(262)	(307)
Loss on debt extinguishment	-	(7)
Foreign exchange loss	(3,126)	(1,246)
(Loss) income before provision for income taxes	(1,828)	415
Provision for income taxes	(2,516)	(3,826)
Net loss	$(4,344)	$(3,411)
Comprehensive loss	$(23,139)	$(146)
Net loss per share:
Basic	$(0.26)	$(0.21)
Diluted	$(0.26)	$(0.21)
Shares used in computing net loss per share:
Basic	16,427,603	16,262,867
Diluted	16,427,603	16,262,867

Xerium Technologies, Inc.
Consolidated Statement of Cash Flows
(Dollars in thousands)

	Six Months Ended
	June 30,
	2018	2017
Operating activities
Net loss	$(2,113)	$(6,245)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	618	2,046
Depreciation	15,601	15,662
Amortization of intangibles	613	546
Deferred financing cost amortization	1,864	1,810
Foreign exchange loss on revaluation of debt	425	534
Deferred taxes	(742)	312
Asset impairment	-	55
Gain on disposition of property and equipment	(73)	(85)
Loss on extinguishment of debt	-	32
Provision for doubtful accounts	257	142
Change in assets and liabilities which (used) provided cash:
Accounts receivable	(8,863)	(5,400)
Inventories	(957)	(3,213)
Prepaid expenses	(2,521)	(441)
Other current assets	69	(1,179)
Accounts payable and accrued expenses	6,115	528
Deferred and other long-term liabilities	(1,646)	(2,106)
Net cash provided by operating activities	8,647	2,998

Investing activities
Capital expenditures	(4,928)	(8,517)
Proceeds from disposals of property and equipment	459	290
Net cash used in investing activities	(4,469)	(8,227)

Financing activities
Proceeds from borrowings	41,625	66,578
Principal payments on debt	(44,782)	(59,282)
Payment of financing fees	-	(393)
Payment of obligations under capital leases	(2,670)	(2,794)
Employee taxes paid on equity awards	(59)	(832)
Net cash (used in) provided by financing activities	(5,886)	3,277
Effect of exchange rate changes on cash flows	(763)	203
Net decrease in cash	(2,471)	(1,749)
Cash and cash equivalents at beginning of period	17,253	12,808
Cash and cash equivalents at end of period	$14,782	$11,059

NON-GAAP FINANCIAL MEASURES
This press release includes measures of performance that differ from the Company's financial results as reported under generally accepted accounting principles ("GAAP"). Management of the Company uses supplementary non-GAAP measures, including EBITDA, free cash flow, net debt and adjusted EBITDA, internally to assist in evaluating its liquidity and financial and operational performance. Therefore, the Company believes these non-GAAP measures may also be useful to investors and financial analysts. EBITDA and free cash flow are specifically used in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. Net debt presents a view of the overall change in leverage from quarter to quarter. Adjusted EBITDA excludes certain items the Company does not believe to be indicative of on-going business trends in order to better analyze historical and future business trends on a consistent basis. EBITDA, free cash flow, net debt and adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), net cash (used in) provided by operating activities or total debt.

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see the applicable tables within this press release. In addition, the information in this press release should be read in conjunction with the corresponding exhibits, financial statements and footnotes contained in our Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and

Exchange Commission on February 28, 2018 and our presentation that will accompany our conference call on the morning of July 27, 2018.

NET SALES

Table 1 summarizes Q2 2018 net sales and the effect of currency translation rates. The column “$ Change Excluding Currency” is calculated taking the difference between Q2 2018 net sales at Q2 2017 FX rates (in US dollars) less Q2 2017 reported net sales.

Table 1
	Net Sales For The Three Months Ended				(Dollars in thousands)
	June 30,
	2018	2017	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$49,095	$47,914	$1,181	2.5%	$(184)	(0.4)%
Machine Clothing	76,189	72,425	3,764	5.2%	1,025	1.4%
Total	$125,284	$120,339	$4,945	4.1%	$841	0.7%

ADJUSTED EBITDA

Table 2 summarizes Q2 2018 adjusted EBITDA and the effect of currency translation rates. The column “$ Change Excluding Currency” is calculated taking the difference between Q2 2018 adjusted EBITDA at Q2 2017 FX rates (in US dollars) less Q2 2017 reported adjusted EBITDA.

Table 2
	Adjusted EBITDA For the Three Months Ended				(Dollars in thousands)
	June 30,
	2018	2017	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$10,117	$10,566	$(449)	(4.2)%	$(940)	(8.9)%
Machine Clothing	21,744	20,906	838	4.0%	(37)	(0.2)%
Corporate	(4,380)	(4,292)	(88)	(2.1)%	458	10.7%
Total	$27,481	$27,180	$301	1.1%	$(519)	(1.9)%

EBITDA AND ADJUSTED EBITDA

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.
"Adjusted EBITDA" means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income (loss) for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) noncash charges resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period), (xiii) unrealized foreign currency losses and (xiv) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income (loss) for such period, (i) unrealized foreign currency gains and (ii) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and xiv (other than, in the case of clause (xiv), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (iii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income (loss) is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income (loss): (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case and (iv) any cancellation of indebtedness income. Table 3 provides a reconciliation from net loss, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

Table 3
(Dollars in thousands)	Three Months Ended June 30,		Trailing Twelve Months Ended June 30, 2018	Twelve Months Ended December 31, 2017
	2018	2017
Net loss	$(4,344)	$(3,411)	$(10,514)	$(14,646)
Stock-based compensation	263	328	1,090	1,331
CEO transition stock-based compensation	-	1,187	-	1,187
Depreciation	7,647	7,843	31,679	31,740
Amortization of intangibles	306	272	1,432	1,365
Deferred financing cost amortization	932	911	3,688	3,634
Foreign exchange loss (gain) on revaluation of debt	509	(93)	1,026	1,135
Deferred tax expense	(538)	302	7,462	8,516
Asset impairment	-	55	52	107
(Gain) loss on disposition of property and equipment	(16)	(36)	148	136
Pension settlement loss	-	-	921	921
Loss on extinguishment of debt	-	7	-	32
Net change in operating assets and liabilities	16,047	2,855	(6,620)	(10,743)
Net cash provided by operating activities	20,806	10,220	30,364	24,715
Interest expense, excluding amortization	12,198	12,370	48,478	49,181
Net change in operating assets and liabilities	(16,047)	(2,855)	6,620	10,743
Current portion of income tax expense	3,054	3,524	3,523	5,123
Stock-based compensation	(263)	(328)	(1,090)	(1,331)
CEO transition stock-based compensation	-	(1,187)	-	(1,187)
Pension settlement loss	-	-	(921)	(921)
Asset impairment	-	(55)	(52)	(107)
Foreign exchange (loss) gain on revaluation of debt	(509)	93	(1,026)	(1,135)
Gain (loss) on disposition of property and equipment	16	36	(148)	(136)
Loss on extinguishment of debt	-	(7)	-	(32)
EBITDA	19,255	21,811	85,748	84,913
Loss on extinguishment of debt	-	7	-	32
Stock-based compensation	263	328	1,090	1,331
CEO transition expenses	(244)	3,039	(63)	3,063
Operational restructuring expenses	206	874	4,876	7,884
Strategic alternative expenses	5,118	-	5,238	-
Other non-recurring expenses	8	69	18	122
Plant startup costs	264	166	339	721
Unrealized foreign exchange loss	2,611	886	2,117	2,159
Adjusted EBITDA	$27,481	$27,180	$99,363	$100,225

FREE CASH FLOW

Table 4 summarizes free cash flow which is defined as net cash provided by operating activities less capital expenditures plus proceeds from disposals of property and equipment.

Table 4
(Dollars in thousands)	Three Months Ended June 30,
	2018	2017

Net cash provided by operating activities	$20,806	$10,220
Capital expenditures	(2,418)	(3,232)
Proceeds from disposals of property and equipment	371	74
Free Cash flow	$18,759	$7,062

NET DEBT

Table 5 summarizes net debt which is defined as GAAP total debt less cash plus deferred financing fees and net debt leverage which is defined as net debt divided by trailing twelve month Adjusted EBITDA.

Table 5
(Dollars in thousands)	June 30, 2018	December 31, 2017

Total debt (including capital leases)	$504,275	$508,868
Less: cash	(14,782)	(17,253)
Add: deferred financing fees	11,236	13,102
Net debt	$500,729	$504,717
Trailing twelve month adjusted EBITDA	$99,363	$100,225
Net debt leverage	5.0	5.0

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. The words "will", "believe," "estimate," "expect," "intend," "anticipate," "goals," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding our full year, gross margins, cash restructuring, cash tax requirements, cash generation and debt reduction plans capital expenditures. Forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by us, as well as from risks and uncertainties beyond our control. These risks and uncertainties include the following items: (1) the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement or failure to satisfy the other conditions to the consummation of the Merger; (2) the risk that the Merger Agreement may be terminated in circumstances requiring us to pay Andritz a termination fee of $25 million and reimburse Andritz for certain expenses; (3) the potential disruption of management's attention from our ongoing business operations due to the Merger; (4) the effect of the announcement of the Merger on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers and others with whom we do business, or on our operating results and business generally; (5) the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger; (6) the risk that our stock price may decline significantly if the Merger is not consummated; (7) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against us and others; (8) the fact that receipt of the all-cash Merger consideration would be taxable to our stockholders that are treated as U.S. holders for United States federal income tax purposes; (9) the fact that our stockholders would forego the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company; (10) we may not realize the financial performance we are projecting; (11) our expected sales performance and our backlog of sales may not be fully realized; (12) our cost reduction efforts, including our restructuring activities, may not have the positive impacts we anticipate; (13) our plans to develop and market new products, enhance operational efficiencies and reduce costs may not be successful; (14) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (15) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (16) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; and (17) the other risks and uncertainties discussed elsewhere in this press release, our Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 28, 2018 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Source: Xerium Technologies Inc.
Xerium Technologies, Inc.
Cliff Pietrafitta
Chief Financial Officer
Investor relations line: 919-526-1444